EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

Erin Patterson	Michael Newman
Public Relations Manager	Investor Relations
LaCrosse Footwear, Inc.	StreetConnect, Inc.
503-262-0110 ext. 1393	800-654-3517
epatterson@lacrossefootwear.com	BOOT@stct.com
LACROSSE FOOTWEAR OPENS SALES AND MARKETING
SUBSIDIARY IN DENMARK
Provides Direct Support for European Customers and Base for International Expansion
PORTLAND, Ore. – July 21, 2008 – LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear for expert users, announced today it has established a subsidiary in Copenhagen, Denmark named LaCrosse Europe, ApS. The Company purchased the assets for $3.2 million in cash from its established distributor partner, Gateway Footgear, in order to strengthen LaCrosse’s direct sales and marketing support to customers in Europe. The LaCrosse brand presence has grown for more than 10 years in the Scandinavian countries.
“Our long-term strategic growth plan is to improve our channels of distribution and get closer to our customers,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Our new subsidiary in Copenhagen will allow us to further penetrate the Scandinavian countries and allow for additional expansion into other European markets. Gateway did a great job in aligning our brand and we look forward to taking our international sales and marketing efforts to the next level.”
LaCrosse Europe, ApS acquired certain assets from Gateway, including inventory and sales order backlog. Customer service and sales representation from Gateway have joined the new LaCrosse Europe team to provide seamless transition for its customers. In addition, LaCrosse intends to expand its international sales and marketing team to better target its customers and extend its presence in Europe.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe, and Asia. Work customers include people in law enforcement, agriculture, firefighting, construction, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our business strategy, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements.
# # #
END OF FILING